Exhibit 16.1
August 7, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for PXRE Group, Ltd. and, under the date of March 16, 2007, we reported on the consolidated financial statements of PXRE Group, Ltd. as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On August 7, 2007, we were dismissed. We have read PXRE Group Ltd.’s statements included under Item 4.01 of its Form 8-K dated August 7, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with PXRE Group Ltd.’s stated reason for changing principal accountants, the approval of the change by the Board of Directors of Argo Group International Holdings, Ltd. and any of the statements concerning Ernst & Young LLP in the first and fourth paragraph of Item 4.01.
Very truly yours,
/s/ KPMG LLP